Use these links to rapidly review the document

As filed with the Securities and Exchange Commission on April 30, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

URANIUM RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2212772 (I.R.S. Employer Identification Number)

6950 South Potomac Street, Suite 300
Centennial, Colorado 80112
(303) 531-0470
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jeffrey L. Vigil
Vice President and Chief Financial Officer
Uranium Resources, Inc.
6950 South Potomac Street, Suite 300
Centennial, Colorado 80112
(303) 531-0470
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul Hilton, Esq.
David R. Crandall, Esq.
Hogan Lovells US LLP
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202
Telephone: (303) 899-7300
Facsimile: (303) 899-7333

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

            If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

            If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

            Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $0.001 per share	303,374	$2.675	$811,525.45	$104.52

Common Stock, par value $0.001 per share, underlying a convertible promissory note and interest and fees thereon	4,176,923(3)	$2.675	$11,173,269.03	$1,439.12

Total	4,480,297	$2.675	$11,984,794.48	$1,543.64

(1)
This registration statement also relates to such additional shares of common stock of the registrant as may be issued with respect to such shares of common stock by way of a stock dividend, stock split or similar transaction.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), based upon the average high and low per share prices of the registrant's common stock as reported on the NASDAQ Capital Market on April 29, 2014.

(3)
Represents the shares of common stock issuable upon the conversion of $8,000,000 outstanding under a convertible promissory note issued by the registrant on November 13, 2013 and in satisfaction of future interest and fees thereon.

            The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 30, 2014

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

PROSPECTUS

4,480,297 Shares of Common Stock

        This prospectus relates to the resale from time to time of up to an aggregate of 4,480,297 shares of our common stock by the selling stockholders named herein, which includes (i) 4,176,923 shares of our common stock issuable upon the conversion of an $8.0 million promissory note relating to our November 2013 loan agreement and in satisfaction of future interest and fees thereunder, (ii) 184,143 shares of our common stock issued in February 2014 and April 2014 in satisfaction of interest and fees under the November 2013 loan agreement, and (iii) 119,231 shares of our common stock issued in a private placement in April 2014.

        All of the proceeds from the sale of the shares covered by this prospectus will be received by the selling stockholders. We will not receive any of the proceeds from the sale of those shares. Our registration of the common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the common stock. The shares may be offered and sold from time to time by the selling stockholders named herein through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See "Plan of Distribution" for a more complete description of the ways in which the common stock may be sold.

        Our common stock is currently traded on the NASDAQ Capital Market under the symbol "URRE." On April 29, 2014, the last reported sales price for our common stock on the NASDAQ Capital Market was $2.64 per share.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus for factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2014

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus, and we take no responsibility for any other information that others may give you. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

        As permitted by the rules and regulations of the Securities and Exchange Commission (the "SEC"), the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC's web site or at the SEC's offices described below under the heading "Where You Can Find More Information." Before investing in our common stock, you should read this prospectus, as well as the additional information described under "Where You Can Find More Information" and "Information Incorporated by Reference."

        References to the "Company," "URI," "we," "our" and "us" in this prospectus are to Uranium Resources, Inc. and its consolidated subsidiaries, unless the context otherwise requires. This document includes trade names and trademarks of other companies. All such trade names and trademarks appearing in this document are the property of their respective holders.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process or continuous registration process. Under this shelf registration process, the selling stockholders may, from time to time, sell the common stock described in this prospectus in one or more offerings. This prospectus provides you with a description of the common stock which may be offered by the selling stockholders. Each time a selling stockholder sells common stock, the selling stockholder may be required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information" and "Information Incorporated by Reference" before investing in our common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have incorporated by reference contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements convey our current expectations or forecasts of future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

        Forward-looking statements are generally identifiable by use of the words "estimate," "project," "believe," "intend," "plan," "anticipate," "expect" and similar expressions. These forward-looking statements include management's expectations regarding our liquidity and burn rate, reserves and mineralized uranium material, capital requirements, timing of receipt of mining permits and access rights, production capacity of mining operations for properties in South Texas and New Mexico and planned dates for commencement of production at such properties. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Actual results could differ materially from those in forward-looking statements because of, among other reasons, the factors described below and in the periodic reports that we file with the SEC from time to time, including Forms 10-K, 10-Q and 8-K and any amendments thereto. The forward-looking statements are not guarantees of future performance. They are based on numerous assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks.

        Key factors that could cause actual results to be different than expected or anticipated include, but are not limited to:

  •
  the price of uranium;

  •
  the world-wide supply and demand of uranium;

  •
  availability of capital;

  •
  conditions at our mining projects;

  •
  government regulation of the mining industry and the nuclear power industry;

  •
  weather conditions;

  •
  currently pending or new litigation;

  •
  legislation and other actions by the Navajo Nation;

ii

  •
  timely receipt of mining and other permits from regulatory agencies; and

  •
  the risks set forth herein under the caption "Risk Factors."

        In light of these risks, uncertainties and assumptions, you are cautioned not to place undue reliance on forward-looking statements, which are inherently unreliable and speak only as of the date of this prospectus or as of the date of any document incorporated by reference in this prospectus. When considering forward-looking statements, you should keep in mind the cautionary statements in this prospectus and the documents incorporated by reference. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

iii

 PROSPECTUS SUMMARY

        This summary highlights selected information about Uranium Resources, Inc. and this offering of common stock. This summary does not contain all of the information that may be important to you in making an investment decision. For a more complete understanding of Uranium Resources, Inc. you should read carefully this entire prospectus, including the "Risk Factors" section and the other documents we refer to and incorporate by reference. Unless otherwise indicated, "common stock" means our common stock, par value $0.001 per share. Unless otherwise noted, all share and per share information has been adjusted to reflect the one-for-ten reverse stock split of our common stock that became effective January 22, 2013.

 Uranium Resources Overview

        Uranium Resources, Inc. is a uranium exploration, development and production company. We were organized in 1977 to acquire and develop uranium projects in South Texas using the in-situ recovery ("ISR") process. URI has historically produced uranium by ISR methods in the State of Texas where the Company currently has ISR projects and two licensed processing facilities. We also have approximately 206,900 acres of mineral holdings in the State of New Mexico and a Nuclear Regulatory Commission license to produce up to 3.0 million pounds per annum of uranium on certain of our New Mexico projects. The Company acquired these properties over the past 25 years along with an extensive information database of historic drill hole logs and analysis. None of our properties are currently in production.

        Our principal executive offices are located at 6950 South Potomac Street, Suite 300, Centennial, Colorado 80112, and our telephone number is (303) 531-0470. Our website is located at www.uraniumresources.com. Information contained on our website or that can be accessed through our website is not incorporated by reference into this prospectus.

        For additional information as to our business, properties and financial condition, please refer to the documents cited in "Where You Can Find More Information" and "Information Incorporated by Reference."

Recent Developments

Settlement of Ehrlich Litigation

        On August 2, 2013, Thomas H. Ehrlich, the Company's former chief financial officer, filed a complaint against the Company in the District Court of Denton County, Texas, Cause No. 2013 61011 393. The complaint alleges that the Company breached a compensation agreement between the Company and Mr. Ehrlich that provided for certain payments to Mr. Ehrlich upon certain change in control events. On August 13, 2013, the Company filed a general denial of the allegations contained in the complaint. On November 4, 2013, Mr. Ehrlich moved for partial summary judgment and the Company cross moved on November 22, 2013. On December 13, 2013, the District Court heard the parties' motions, denied summary judgment for both parties, and directed discovery to commence. The Court also ruled that Mr. Ehrlich was entitled to his litigation costs and expenses, including attorneys' fees, under the indemnification provisions of the compensation agreement, but the Court did not award any specific costs, expenses or fees.

        On January 28, 2014, the Company invoked the Texas statutory settlement procedures, and, thereafter, a series of confidential settlement communications began between the Company and Mr. Ehrlich. On February 27, 2014, the Company and Mr. Ehrlich participated in a confidential mediation session designed to settle the case. On April 15, 2014, the Company and Mr. Ehrlich entered into a Settlement Agreement and General Release, under the terms of which Mr. Ehrlich agreed to dismiss his claims in his lawsuit with prejudice in exchange for the payment by the Company of

Mr. Ehrlich's attorneys' fees in the amount of $50,000 and for the issuance by the Company to Mr. Ehrlich of 119,231 shares of common stock, which shares are covered by this prospectus.

Amendment to RCF Loan Agreement

        On April 29, 2014, the Company and Resource Capital Fund V L.P. ("RCF") entered into Amendment No. 1 to Loan Agreement (the "Amendment"), which reduced the amount available under the second tranche of the Loan Agreement dated November 13, 2013 between the Company and RCF from $5.0 million to $3.0 million and terminated RCF's commitment relating to the $5.0 million third tranche of the Loan Agreement. As a consequence, the aggregate amount available under the Loan Agreement decreased from $15.0 million to $8.0 million. Shortly following execution of the Amendment, the Company requested, and RCF advanced, the final $3.0 million available under the Loan Agreement. The total amount drawn under the Loan Agreement after receipt of this advance is $8.0 million. No additional amounts may be drawn under the Loan Agreement.

 The Offering

        The following summary is provided solely for your convenience and is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of our common stock, see "Description of Common Stock."

Issuer	Uranium Resources, Inc.
Common Stock Offered by the Selling Stockholders	Up to 4,480,297 shares of common stock, which includes:

•

4,176,923 shares of our common stock issuable upon the conversion of an $8.0 million promissory note relating to our November 2013 loan agreement and in satisfaction of future interest and fees thereunder;

• 184,143 shares of our common stock issued in February 2014 and April 2014 in satisfaction of interest and fees under the November 2013 loan agreement; and
• 119,231 shares of our common stock issued in a private placement in April 2014.
Use of Proceeds

The proceeds from the sale of the common stock covered by this prospectus will be received by the selling stockholders. The Company will not receive any of the proceeds from any sale by any selling stockholder of the common stock covered by this prospectus. See "Use of Proceeds."

Plan of Distribution

The shares may be offered and sold from time to time by the selling stockholders named herein through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See "Plan of Distribution."

NASDAQ Capital Market Symbol	URRE
Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described in the section entitled "Risk Factors," as well as any other information in this prospectus, any prospectus supplement and any document incorporated herein by reference, before purchasing our common stock.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below, as well as the risks described under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013 and the other filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, which we have incorporated herein by reference. Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks, and the market or trading price of our common stock could decline due to any of these risks. In addition, please read "Disclosure Regarding Forward-Looking Statements" in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to Our Business

The Company is not producing uranium at this time. As a result, we currently have no sources of operating cash. If we cannot monetize certain existing Company assets, partner with another company that has cash resources, find other means of generating revenue other than uranium production and/or access additional sources of private or public capital, we may not be able to remain in business.

        As a result of low uranium prices, we ceased production of uranium in 2009. While we have approximately 664,000 pounds of reserves at our South Texas properties, we are not planning to commence production at any of our South Texas properties until we are able to acquire additional reserves or mineralized material and uranium prices recover to levels that will ensure that production, once resumed, is sustainable in the 300,000 to 500,000 pound range per year. Our ability to begin plant construction and wellfield development in New Mexico is subject to availability of financing and activation of our permits and licenses. In addition, we expect that we will need to secure significant capital for the development of our Churchrock project in advance of beginning development activities on the project. We do not have a committed source of financing for the development of our Churchrock project. There can be no assurance that we will be able to obtain financing for this project or our other New Mexico projects. Our inability to develop the New Mexico properties would have a material adverse effect on our future operations.

        Until we begin uranium production, we have no way to generate cash inflows unless we monetize certain Company assets or through financing activities. Our future uranium production, cash flow and income are dependent upon the results of exploration as well as our ability to bring on new, as yet unidentified wellfields and to acquire and develop additional reserves. We can provide no assurance that our properties will be placed into production or that we will be able to continue to find, develop, acquire and finance additional reserves. If we cannot monetize certain existing Company assets, partner with another company that has cash resources, find other means of generating revenue other than uranium production and/or access additional sources of private or public capital, we may not be able to remain in business and our stockholders may lose their entire investment.

Our ability to function as an operating mining company will be dependent on our ability to mine our properties at a profit sufficient to finance further mining activities and for the acquisition and development of additional properties. The volatility of uranium prices makes long-range planning uncertain and raising capital difficult.

        We have deferred activities for exploration, delineation and development of new wellfields at all of our South Texas projects. This decision limits our ability to be immediately ready to begin production should uranium prices improve suddenly. Our ability to operate on a positive cash flow basis will be dependent on mining sufficient quantities of uranium at a profit sufficient to finance our operations and for the acquisition and development of additional mining properties. Any profit will necessarily be dependent upon, and affected by, the long and short term market prices of uranium, which are subject to significant fluctuation. Uranium prices have been and will continue to be affected by numerous factors beyond our control. These factors include the demand for nuclear power, political and economic conditions in uranium producing and consuming countries, uranium supply from secondary sources and uranium production levels and costs of production. A significant, sustained drop in uranium prices may make it impossible to operate our business at a level that will permit us to cover our fixed costs or to remain in operation.

If we are unable to raise additional capital, our business may fail and stockholders may lose their entire investment.

        We had approximately $1.1 million in cash at December 31, 2013 and approximately $11.2 million as of March 1, 2014. On average, the Company expended approximately $1.35 million of cash per month during 2013 and expects to spend $1.0 million per month during the balance of 2014. There can be no assurance that the Company will be able to obtain additional capital after it exhausts its current cash. To the extent that the Company raises additional capital through the sale of equity or convertible debt securities, the issuance of such securities would likely result in substantial dilution to existing stockholders. If the Company borrows money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility.

        If additional capital is not available in sufficient amounts or on a timely basis, the Company will experience liquidity problems, and the Company could face the need to significantly curtail current operations, change our planned business strategies and pursue other remedial measures. Any curtailment of business operations would have a material negative effect on operating results, the value of our outstanding stock is likely to fall, and our business may fail, causing our stockholders to lose their entire investment.

Restrictions under our secured loan agreement may prevent us from taking actions that we believe would be in the best interest of our business, and defaults under the secured loan agreement may result in Resource Capital Fund V L.P. talking possession and disposing of any collateral.

        Our loan agreement with Resource Capital Fund V L.P. ("RCF") contains certain restrictions on our activities, including covenants that may restrict us from, among other things:

  •
  incurring additional indebtedness;

  •
  incurring expenses outside of our budget without RCF approval;

  •
  paying dividends on, redeeming or repurchasing our capital stock;

  •
  making investments or acquisitions;

  •
  creating liens;

  •
  selling assets;

  •
  guaranteeing indebtedness; and

  •
  consolidating, merging or transferring all or substantially all of our assets.

        These restrictions may prevent us from taking actions that we believe would be in the best interest of our business. If we violate any of these covenants and are unable to obtain waivers, we would be in default under our loan agreement with RCF and payment of the indebtedness could be accelerated. If our indebtedness is accelerated, we may not be able to repay that indebtedness or borrow sufficient funds to refinance it. Our obligations under the loan agreement are secured by pledges of the equity interests of our subsidiaries and a lien on substantially all of our assets, and if we default on our obligations under the loan agreement, among other remedies, RCF could take possession and dispose of any collateral under the loan agreement and related documents, which would have a material adverse effect on our business, operations, financial condition, and liquidity. Even if we are able to obtain new financing upon a default under the loan agreement, it may not be on commercially reasonable terms or on terms that are acceptable to us. In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of our common stock and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

Approximately 35.0% of our common stock is beneficially owned by a significant stockholder that may acquire additional shares.

        As of April 30, 2014, approximately 35.0% of our common stock is beneficially owned by RCF, including approximately 3.1 million shares issuable upon conversion of the $8.0 million outstanding under our November 2013 loan agreement that are covered by this prospectus. In addition, the Company anticipates that it could issue approximately 1.1 million shares to RCF if RCF elects for the Company to satisfy future interest and fees under the loan agreement by the issuance of shares, which would increase RCF's beneficial ownership percentage to approximately 37.5%. RCF could also receive a significant number of additional shares if we were to sell equity or equity-linked securities in the year following the closing of the November 2013 loan agreement at a price below RCF's conversion price of $2.60 per share. In addition, because the number of shares issuable in satisfaction of interest and fees is determined by the market price of our common stock before the issuance of such shares, RCF would be entitled to a significant number of additional shares if the market price of our common stock were to decrease substantially.

        Two current members of the Company's Board of Directors were also nominated at the request of RCF. Under a stockholders' agreement between RCF and the Company, RCF is entitled to have two designees placed in nomination for a seat on the Board, and RCF has the right to participate in future equity offerings by the Company in proportion to its percentage ownership (assuming conversion of amounts drawn under the November 2013 loan agreement) of the shares of our common stock.

        Because of RCF's ownership of URI common stock, RCF has the ability to exercise a substantial degree of control over matters requiring stockholder approval. Those matters include the election of directors, amendments to the certificate of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of the Company or changes in management and will make the approval of certain transactions difficult without the support of RCF, including transactions in which other stockholders might otherwise receive a premium for their shares over the then-current market price. In addition, RCF could privately sell control of the Company without other stockholders realizing any change-of-control premium. RCF may also have other interests that are different from, in addition to or not always consistent with the Company's interests or with the interests of other stockholders.

We have previously identified a material weakness in our internal control over financial reporting, and if we cannot maintain an effective system of internal control over financial reporting in the future, we may need to restate our financial statements and we may be delayed or prevented from accessing the capital markets.

        We are subject to the requirements of the Sarbanes-Oxley Act of 2002, particularly Section 404, and the applicable SEC rules and regulations that require an annual management report on our internal controls over financial reporting. The management report includes, among other matters, management's assessment of the effectiveness of our internal controls over financial reporting.

        We have previously identified a material weakness in our internal control over financial reporting and we may not be capable of maintaining an effective system of internal control in the future. Our ability to identify and remediate any material weaknesses in our internal controls could affect our ability to prepare financial reports in a timely manner, control our policies, procedures, operations, and assets, assess and manage our operational, regulatory and financial risks, and integrate any acquired businesses. Any failures to ensure full compliance with internal control and financial reporting requirements in the future could result in a restatement, cause us to fail to timely meet our reporting obligations, delay or prevent us from accessing the capital markets, and harm our reputation and the market price for our common stock.

The Navajo Nation's ban on uranium mining in what it considers to be Navajo Indian Country and its opposition to the transportation of radioactive substances over and across what it views as Navajo Nation lands may have a material adverse effect on our future operations.

        In April 2005, the Navajo Nation ("Nation") Council passed the Diné Natural Resources Protection Act of 2005, 18 Navajo Nation Code §1303, which prohibits uranium mining and processing on any sites within "Navajo Indian Country" as defined by 7 Navajo Nation Code § 254(A). The ban may impede or prevent us from developing and operating our properties located in federally defined Indian Country for two reasons. First, the Nation takes a more expansive view of its own jurisdiction over "Navajo Indian Country" than does current federal law. Specifically, 7 N.N.C. § 254(A) provides that the term "Navajo Indian Country" applies to all land within the exterior boundaries of the Navajo Indian Reservation or of the Eastern Navajo Agency, Navajo Indian allotments, dependent Indian communities, and all land held in trust for, owned in fee by, or leased by the United States to the Nation. This may conflict with federal law as codified by Congress and interpreted by the federal courts. The term "Indian Country" is derived from jurisdictional determinations in criminal law enforcement proceedings under the federal Indian Country statute, 18 U.S.C. § 1151, and understood to encompass territory situated within Indian reservations, land owned by Indian Allottees, and land within a dependent Indian community. Second, while the United States Court of Appeals for the Tenth Circuit has specifically held, en banc, that the Company's Section 8 property in Churchrock, New Mexico is not Indian Country, approximately one-third of our in-place mineralized uranium material is located elsewhere in federally defined Indian Country. Consequently, with respect to the Nation, our ability to operate will be adversely affected unless Navajo law is modified or a waiver or other exemption is provided.

        In February 2012, the Navajo Nation Council passed The Radioactive and Related Substances, Equipment, Vehicles, Persons and Materials Transportation Act of 2012 which would prohibit the transport across Nation lands of any equipment, vehicles, persons or materials for the purposes of exploring for or mining, producing, processing or milling any uranium ore, yellowcake, radioactive waste or other radioactive products on or under the surface of or adjacent to Nation lands unless the transporter has first (i) obtained Nation consent and a federal grant of easement, (ii) consented to full subject matter and personal jurisdiction of the Nation, and (iii) agreed to terms and conditions regarding clean-up and remediation. The Act would also require the Navajo Nation Environmental Protection Agency ("NNEPA") to promulgate regulations implementing notice requirements, license fees, bonding requirements, route restrictions and curfews for the transportation of radioactive substances over and across Nation lands or otherwise within Navajo Indian Country. The Act, which may conflict with federal laws and regulations governing the transport of radioactive materials, could have a material adverse effect on our future operations, including our ability to transport equipment and personnel to and from our properties and to transport resin from New Mexico to our processing facilities in Texas.

        In April 2012, the Nation's Division of Natural Resources issued a Notice of Violation and Order to Comply with the Navajo Nation Civil Trespass Act (the "NOV") against the Company's subsidiary Hydro Resources, Inc. ("HRI"). The NOV assessed a $50 civil assessment for alleged trespass on Section 9, Township 16 North, Range 16 West, N.M.P.M. ("Section 9"), which is land held in trust by the United States for the benefit of the Nation ("Trust Lands"). The NOV stated that HRI's Section 8 Churchrock property cannot be reached from New Mexico State Highway 566 without crossing either Section 9 or Section 17, both of which are Trust Lands, and that the Highway 566 right-of-way does not abut or extend into the Section 8 Churchrock property. The NOV demanded that HRI cease entering upon and crossing Section 9 and Section 17 for the purpose of transporting vehicles, equipment and/or personnel to the Section 8 Churchrock property until HRI either (i) provided documentation of a validly existing right-of-way or easement; or (ii) obtained an appropriate right-of-way from the Nation.

        On December 23, 2013, the Navajo Nation Council Resources and Development Committee ("NNRDC") acknowledged the right-of-way and surface use of the Company at its Churchrock properties licensed by the U.S. Nuclear Regulatory Commission. The right of way and surface and mineral access rights were granted in a 1929 Deed by the Santa Fe Pacific Railroad, and were passed to the Company as the successor in interest to the 1929 Deed. The NNRDC also authorized the creation of a Subcommittee to work with the Navajo Nation Executive Director of the Natural Resources Division and the Department of Justice, along with representatives of the Company, to consider the terms of an agreement that results in mutual gains for both the Nation and the Company, considering the right of way and surface use granted in the 1929 Deed.

        If further agreement with the Nation is not reached, our development plan could be materially adversely affected.

Certain of our mineral properties may be subject to defects in title and we are at risk of loss of ownership.

        Many of our mining properties are unpatented mining claims to which we have only possessory title. The validity of unpatented mining claims is often uncertain and such validity is always subject to contest. Unpatented mining claims are generally considered subject to greater title risk than patented mining claims or other real property interests that are owned in fee simple. Because unpatented mining claims are self-initiated and self-maintained, they possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims from public real property records, and, therefore, it can be difficult or impossible to confirm that all of the requisite steps have been followed for location, perfection and maintenance of an unpatented mining claim. The present status of our unpatented mining claims located on public lands allows us the exclusive right to remove locatable minerals, such as uranium. We are also allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the public land remains with the federal government. We remain at risk that the mining claims may be lost either to the federal government or to rival private claimants due to failure to comply with statutory requirements. In addition, we may not have, or may not be able to obtain, all necessary surface rights to develop a property.

        We may incur significant costs related to defending the title to our properties. A successful claim contesting our title to a property may cause us to compensate other persons or perhaps reduce our interest in the affected property or lose our rights to explore and develop that property. This could result in us not being compensated for our prior expenditures relating to the property.

Exploration and development of uranium properties are risky and subject to great uncertainties.

        The exploration for and development of uranium deposits involve significant risks. It is impossible to ensure that the current and future exploration programs on our existing properties will establish reserves. Whether a uranium ore body will be commercially viable depends on a number of factors, including, but not limited to: the particular attributes of the deposit, such as size, grade and proximity to infrastructure; uranium prices, which cannot be predicted and which have been highly volatile in the past; mining, processing and transportation costs; perceived levels of political risk and the willingness of lenders and investors to provide project financing; availability of labor, labor costs and possible labor strikes; availability of drilling rigs, and governmental regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting materials, foreign exchange, environmental protection, employment, worker safety, transportation, and reclamation and closure obligations. Most exploration projects do not result in the discovery of commercially mineable deposits of uranium and there can be no assurance that any of our exploration stage properties will be commercially mineable or can be brought into production.

The developments at the Fukushima Daiichi Nuclear Power Plant in Japan continue to have a negative impact on the uranium markets and public acceptance of nuclear energy is uncertain.

        The developments at the Fukushima Daiichi Nuclear Power Plant following the earthquake and tsunami that struck parts of Japan in March 2011 created heightened concerns regarding the safety of nuclear power plants and the ability to safeguard the material used to fuel nuclear power plants. The impact on the perception of the safety of nuclear power resulting from this event may cause increased volatility of uranium prices in the near to mid-term as well as uncertainty involving the continued use and expansion of nuclear power in certain countries. A reduction in the current or the future generation of electricity from nuclear power could result in a reduced requirement for uranium to fuel nuclear power plants which may negatively impact the Company in the future.

        Maintaining the demand for uranium at current levels and future growth in demand will depend upon acceptance of nuclear technology as a means of generating electricity. The developments at the Fukushima Daiichi Nuclear Power Plant may affect public acceptance of nuclear technology. Lack of public acceptance of nuclear technology would adversely affect the demand for nuclear power and potentially increase the regulation of the nuclear power industry.

The only significant market for uranium is nuclear power plants world-wide, and there are a limited number of customers.

        We are dependent on a limited number of electric utilities that buy uranium for nuclear power plants. Because of the limited market for uranium, a reduction in purchases of newly produced uranium by electric utilities for any reason (such as plant closings) would adversely affect the viability of our business.

The price of alternative energy sources affects the demand for and price of uranium.

        The attractiveness of uranium as an alternative fuel to generate electricity may be dependent on the relative prices of oil, gas, coal and hydro-electricity and the possibility of developing other low-cost sources of energy. If the prices of alternative energy sources decrease or new low-cost alternative energy sources are developed, the demand for uranium could decrease, which may result in a decrease in the price of uranium.

We may not be able to mine a substantial portion of our uranium in New Mexico until a mill is built in New Mexico.

        A substantial portion of our uranium in New Mexico lends itself most readily to conventional mining methods and may not be able to be mined unless a mill is built in New Mexico. We have no immediate plans to build, nor are we aware of any third party's plan to build, a mill in New Mexico and there can be no guarantee that a mill will be built. In the event that a mill is not built, a substantial portion of our uranium may not be able to be mined. Our inability to mine all or a portion of our uranium in New Mexico would have a material adverse effect on future operations.

Our operations are each subject to environmental risks.

        We are required to comply with environmental protection laws, regulations and permitting requirements, and we anticipate that we will be required to continue to do so in the future. We have expended significant resources, both financial and managerial, to comply with environmental protection laws, regulations and permitting requirements, and we anticipate that we will be required to continue to do so in the future. The material laws and regulations within the U.S. include the Atomic Energy Act, Uranium Mill Tailings Radiation Control Act of 1978, or UMTRCA, Clean Air Act, Clean Water Act, Safe Drinking Water Act, Federal Land Policy Management Act, National Park System Mining Regulations Act, the State Mined Land Reclamation Acts or State Department of Environmental Quality regulations and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations of the NNEPA, as applicable.

        We are required to comply with the Atomic Energy Act, as amended by UMTRCA, by applying for and maintaining an operating license from the NRC and the state of Texas. Uranium operations must conform to the terms of such licenses, which include provisions for protection of human health and the environment from endangerment due to radioactive materials. The licenses encompass protective measures consistent with the Clean Air Act and the Clean Water Act. Mining operations may be subject to other laws administered by the USEPA and other agencies.

        The uranium industry is subject not only to the worker health and safety and environmental risks associated with all mining businesses, but also to additional risks uniquely associated with uranium ISR, mining and milling. The possibility of more stringent regulations exists in the areas of worker health and safety, storage of hazardous materials, standards for heavy equipment used in ISR, mining or milling, the disposition of wastes, the decommissioning and reclamation of exploration, mining and ISR sites, climate change and other environmental matters, each of which could have a material adverse effect on the cost or the viability of a particular project.

        We cannot predict what environmental legislation, regulation or policy will be enacted or adopted in the future or how future laws and regulations will be administered or interpreted. The recent trend in environmental legislation and regulation, generally, is toward stricter standards, and this trend is likely to continue in the future. This recent trend includes, without limitation, laws and regulations relating to air and water quality, reclamation, waste handling and disposal, the protection of certain species and the preservation of certain lands. These regulations may require the acquisition of permits or other authorizations for certain activities. These laws and regulations may also limit or prohibit activities on certain lands. Compliance with more stringent laws and regulations, as well as potentially more vigorous enforcement policies or stricter interpretation of existing laws, may necessitate significant capital outlays, may materially affect our results of operations and business or may cause material changes or delays our intended activities.

        Our operations may require additional analysis in the future including environmental, cultural and social impact and other related studies. Certain activities require the submission and approval of environmental impact assessments. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. We cannot provide assurance that we will be able to obtain or maintain all necessary permits that may be required to continue our operation or exploration of our properties or, if feasible, to commence development, construction or operation of mining facilities at such properties on terms which enable operations to be conducted at economically justifiable costs. If we are unable to obtain or maintain permits or water rights for development of our properties or otherwise fail to manage adequately future environmental issues, our operations could be materially and adversely affected.

Closure and remediation costs for environmental liabilities may exceed the provisions we have made.

        Natural resource companies are required to close their operations and rehabilitate the lands in accordance with a variety of environmental laws and regulations. Estimates of the total ultimate closure and rehabilitation costs for uranium operations are significant and based principally on current legal and regulatory requirements and closure plans that may change materially. Any underestimated or unanticipated rehabilitation costs could materially affect our financial position, results of operations and cash flows. Environmental liabilities are accrued when they become known, are probable and can be reasonably estimated. Whenever a previously unrecognized remediation liability becomes known, or a previously estimated reclamation cost is increased, the amount of that liability and additional cost will be recorded at that time and could materially reduce our consolidated net income in the related period.

        The laws and regulations governing closure and remediation in a particular jurisdiction are subject to review at any time and may be amended to impose additional requirements and conditions which may cause our provisions for environmental liabilities to be underestimated and could materially affect our financial position or results of operations.

Because mineral exploration and development activities are inherently risky, we may be exposed to environmental liabilities and other dangers. If we are unable to maintain adequate insurance, or liabilities exceed the limits of our insurance policies, we may be unable to continue operations.

        The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production. Unusual or unexpected formations, formation pressures, fires, power outages, labor disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labor are other risks involved in extraction operations and the conduct of exploration programs. Previous mining operations may have caused environmental damage at certain of our properties. It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective. If any of our properties are found to have commercial quantities of uranium, we would be subject to additional risks respecting any development and production activities.

        Although we carry liability insurance with respect to our mineral exploration operations, we may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards against which we cannot insure or against which we may elect not to insure because of cost or other business reasons. In addition, the insurance industry is undergoing change and premiums are being increased. If we are unable to procure adequate insurance because of cost, unavailability or otherwise, we might be forced to cease operations.

Reserve and other mineralized material calculations are estimates only, and are subject to uncertainty due to factors including the price of uranium, inherent variability of the ore and recoverability of uranium in the recovery process.

        The calculation of reserves, other mineralized material and grading are estimates and depend upon geological interpretation and statistical inferences or assumptions drawn from drilling and sampling analysis, which may prove to be unpredictable. There is a degree of uncertainty attributable to the calculation of reserves, mineralized material and corresponding grades. Until reserves and other mineralized materials are actually mined and processed, the quantity of ore and grades must be considered as an estimate only. In addition, the quantity of reserves and other mineralized materials and ore may vary depending on the price of uranium. Any material change in the quantity of reserves, other mineralized materials, mineralization or grade may affect the economic viability of our properties.

Our inability to obtain financial surety would threaten our ability to continue in business.

        Future financial surety requirements to comply with federal and state environmental and remediation requirements and to secure necessary licenses and approvals will increase significantly as future development and production occurs at certain of our sites in Texas and New Mexico. The amount of the financial surety for each producing property is subject to annual review and revision by regulators. We expect that the issuer of the financial surety instruments will require us to provide cash collateral for a significant amount of the face amount of the bond to secure the obligation. In the event we are not able to raise, secure or generate sufficient funds necessary to satisfy these requirements, we will be unable to develop our sites and bring them into production, which inability will have a material adverse impact on our business and may negatively affect our ability to continue to operate.

Competition from better-capitalized companies affects prices and both our ability to acquire properties and personnel.

        There is global competition for uranium properties, capital, customers and the employment and retention of qualified personnel. In the production and marketing of uranium, there are a number of producing entities, some of which are government controlled and many of which are significantly larger and better capitalized than we are. Many of these organizations also have substantially greater financial, technical, manufacturing and distribution resources than we have.

        Our future uranium production will also compete with uranium recovered from the de-enrichment of highly enriched uranium obtained from the dismantlement of United States and Russian nuclear weapons and imports to the United States of uranium from the former Soviet Union and from the sale of uranium inventory held by the United States Department of Energy. In addition, there are numerous entities in the market that compete with us for properties and are attempting to become licensed to operate ISR and/or underground mining facilities. If we are unable to successfully compete for properties, capital, customers or employees or alternative uranium sources, it could have a materially adverse effect on our results of operations.

Because we have limited capital, inherent mining risks pose a significant threat to us compared with our larger competitors.

        Because we have limited capital we may be unable to withstand significant losses that can result from inherent risks associated with mining, including environmental hazards, industrial accidents, flooding, earthquake, interruptions due to weather conditions and other acts of nature which larger competitors could withstand. Such risks could result in damage to or destruction of our infrastructure and production facilities, as well as to adjacent properties, personal injury, environmental damage and processing and production delays, causing monetary losses and possible legal liability. Our business could be harmed if we lose the services of our key personnel.

        Our business and mineral exploration programs depend upon our ability to employ the services of geologists, engineers and other experts. In operating our business and in order to continue our programs, we compete for the services of professionals with other mineral exploration companies and businesses. In addition, several entities have expressed an interest in hiring certain of our employees. Our ability to maintain and expand our business and continue our exploration programs may be impaired if we are unable to continue to employ or engage those parties currently providing services and expertise to us or identify and engage other qualified personnel to do so in their place. To retain key employees, we may face increased compensation costs, including potential new stock incentive grants and there can be no assurance that the incentive measures we implement will be successful in helping us retain our key personnel.

Risks Related to Our Common Stock

The availability for sale of a large amount of shares may depress the market price of our common stock.

        As of April 30, 2014, approximately 24.8 million shares of our common stock were outstanding, all of which, except for shares owned by RCF and Thomas H. Ehrlich (which are covered by this prospectus), are freely transferable. As of April 30, 2014, approximately 0.3 million shares of our common stock were reserved for issuance upon the exercise of outstanding options, approximately 0.3 million shares of our common stock were reserved for issuance upon the vesting of outstanding restricted stock units and approximately 3.1 million shares of our common stock were reserved for issuance upon conversion of amounts outstanding under the November 2013 loan agreement. The availability for sale of a large amount of shares by any one or several stockholders may depress the market price of our common stock and impair our ability to raise additional capital through the public sale of our common stock. We have no arrangement with any of the holders of the foregoing shares to address the possible effect on the price of our common stock of the sale by them of their shares.

Terms of future financings may adversely impact our stockholders.

        In order to finance our future production plans and working capital needs, we may have to raise funds through the issuance of equity or debt securities. Depending on the type and the terms of any financing we pursue, stockholders' rights and the value of their investment in our common stock could be reduced. A financing could involve one or more types of securities including common stock, convertible debt or warrants to acquire common stock. We currently have no authorized preferred stock. These securities could be issued at or below the then prevailing market price for our common stock. Any issuance of additional shares of our common stock could be dilutive to existing stockholders and could adversely affect the market price of our common stock. In addition, if we have to issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on these debt securities would increase costs and negatively impact operating results. If the issuance of new securities results in diminished rights to holders of our common stock, the market price of our common stock could be negatively impacted.

The Company has no history of paying dividends on its common stock, and we do not anticipate paying dividends in the foreseeable future.

        The Company has not previously paid dividends on its common stock. We currently anticipate that we will retain all of our available cash, if any, for use as working capital and for other general corporate purposes. Any payment of future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applicable to the payment of dividends and other considerations that our Board of Directors deems relevant. In addition, the terms of our November 2013 loan agreement prohibit the Company from declaring or paying dividends on our common stock without the consent of RCF. Investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment.

USE OF PROCEEDS

        The proceeds from the sale of the common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock offered by this prospectus.

 SELLING STOCKHOLDERS

Resource Capital Fund V L.P.

        On November 13, 2013, the Company, together with each of the Company's subsidiaries as guarantors, entered into a Loan Agreement (the "Loan Agreement") with RCF, whereby RCF agreed, subject to the terms and conditions set forth in the Loan Agreement, to provide a secured convertible loan facility (the "Facility") of up to $15.0 million to the Company, and the Company issued a convertible promissory note to RCF in connection therewith. The Facility initially consisted of three tranches of $5.0 million each. RCF advanced $3.0 million of the first $5.0 million tranche shortly following the closing of the Loan Agreement and on January 29, 2014, the Company's stockholders, excluding RCF, approved the Loan Agreement and the issuance of shares thereunder. Following such approval, RCF advanced the remaining $2.0 million of the first tranche on February 4, 2014. On April 29, 2014, the Company and RCF executed an amendment to the Loan Agreement (the "Amendment") which reduced the amount available thereunder from $15.0 million to $8.0 million, and shortly thereafter, the Company requested, and RCF advanced, the final $3.0 million available under the Loan Agreement. See "Description of Loan Agreement" below for additional information concerning the Loan Agreement.

        This prospectus covers 4,361,066 issued or issuable under the provisions of the Loan Agreement, including:

  •
  3,076,923 shares issuable upon conversion of the $8.0 million principal amount outstanding under the Facility at a conversion rate of $2.60 per share;

  •
  117,188 shares issued on February 4, 2014 in satisfaction of a $300,000 establishment fee under the Loan Agreement, valued at $2.56 per share;

  •
  21,218 shares issued on February 4, 2014 in satisfaction of $47,000 of interest accrued on amounts drawn under the Facility and $16,083 of a 1% commitment fee due on undrawn amounts under the Facility through December 31, 2013, valued at $2.97 per share;

  •
  45,737 shares issued on April 10, 2014 in satisfaction of $111,333 of interest accrued on amounts drawn under the Facility and $26,933 of the 1% commitment fee due on undrawn amounts under the Facility during the first quarter of 2014, valued at $3.02 per share; and

  •
  Up to 1,100,000 shares that may be issuable in the future in satisfaction of (i) interest on amounts drawn from time to time under the Facility through maturity on December 31, 2016 and (ii) the 1% commitment fee on undrawn amounts under the Facility through April 30, 2014, both of which will be valued at the volume weighted average price of the Company's common stock for the twenty trading days preceding the most recent quarter end date before the issuance of such shares. This prospectus covers up to 1,100,000 of such shares, which assumes a valuation of approximately $2.00 per share, although the actual valuation of such shares will be determined by reference to the volume weighted average price of the Company's common stock for the twenty trading days preceding the most recent quarter end date before the issuance of such shares and could be higher or lower than $2.00 per share.

        RCF is entitled to elect to receive interest and the commitment fee in cash or shares of our common stock. RCF has indicated its intention to receive such payments in shares of our common stock, although such intention could change in the future.

        The shares issued in satisfaction of the establishment fee, interest and commitment fee on February 4, 2014 and April 10, 2014 were issued, and any additional shares issued under the Loan Agreement will be issued, to RCF pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act").

        As of April 30, 2014, RCF beneficially owned approximately 35.0% of the Company's outstanding common stock, including approximately 3.1 million shares issuable upon conversion of the $8.0 million outstanding under the Loan Agreement that are covered by this prospectus. Under a Stockholders' Agreement between RCF and the Company dated March 1, 2012 (the "Stockholders' Agreement"), as subsequently modified by the Bridge Loan Agreement between RCF and the Company, dated December 17, 2012 (the "Bridge Loan Agreement") and the Loan Agreement, RCF is entitled to have two designees placed in nomination for seats on the Company's Board of Directors so long as (i) RCF and its affiliates own or hold shares of common stock which in the aggregate exceed 25% of the Company's issued and outstanding common stock or (ii) any obligations remain outstanding under the Loan Agreement. If at any time RCF and its affiliates own or hold less than 25% of the Company's issued and outstanding common stock and no obligations remain outstanding under the Loan Agreement, RCF will still be entitled to have one designee placed in nomination for a seat on the Company's Board of Directors so long as RCF and its affiliates own or hold shares of common stock which in the aggregate exceed 10% of the Company's issued and outstanding common stock. Tracy A. Stevenson and Mark K. Wheatley currently serve as RCF's designees on the Company's Board of Directors. In addition, RCF has the right under the Stockholders' Agreement and Loan Agreement to participate in future equity offerings by the Company in proportion to its percentage ownership (assuming conversion of amounts drawn under the Loan Agreement) of the shares of the Company's common stock.

        The Company and RCF are also party to a Registration Rights Agreement, dated as of March 1, 2012, pursuant to which the Company is obligated at its expense to register all shares received in connection with the Bridge Loan Agreement, the related rights offering, and the Loan Agreement in one or more resale registration statements (including the registration statement of which this prospectus forms a part) filed with the SEC.

Description of Loan Agreement

        General.    The Facility initially consisted of three tranches of $5.0 million each, or $15.0 million in the aggregate. Following execution of the Amendment, the size of the Facility was reduced to $8.0 million, all of which has been drawn by the Company as of April 30, 2014.

        Amounts drawn under the Facility carry an annualized interest rate of 10%, reduced from 12% before stockholder approval of the Facility on January 29, 2014. Upon an Event of Default, amounts drawn under the Facility incur an annualized interest rate of 15%. The Company satisfied an establishment fee of $300,000 on January 29, 2014 through the issuance of 117,188 shares valued at $2.56 per share, which value was determined by reference to the volume weighted average price of the Company's common stock for the twenty trading days preceding October 18, 2013, as provided in the Loan Agreement. Unused portions of the Facility incurred a commitment fee of 1% through April 30, 2014.

        Amounts drawn under the Facility mature on December 31, 2016. The Company may prepay all or any portion of the amounts drawn under the Facility without penalty, subject to a minimum prepayment amount of $5.0 million or (if lower) the full amount then outstanding. Prepaid amounts may not be redrawn. RCF may, subject to compliance with governmental requirements, assign or grant participation in all or any part of its interest in the Loan Agreement to one or more banks, financial institutions or other persons.

        Guarantees and Security.    The Company's obligations under the Loan Agreement are guaranteed by each of the Company's direct and indirect subsidiaries. The Company's obligations under the Loan Agreement and the guarantees are secured by a lien on substantially all of the assets and property of the Company and the guarantors and by pledges of all of the equity interests of the Company's direct and indirect subsidiaries. Additionally, the Company's obligations under the Loan Agreement and the guarantees are secured by mortgages and a deed of trust on certain real and personal properties of the Company located in New Mexico and Texas.

        Conversion of Facility; Issuance of Shares in Satisfaction of Interest and Fees.    RCF may convert amounts drawn under the Facility (including amounts previously repaid) into shares of URI common stock at an initial rate of $2.60 per share, which would result in the issuance of 3,076,923 shares if the entire $8.0 million drawn under the Facility were converted. The conversion rate is subject to customary anti-dilution adjustments and further downward adjustment, subject to a floor of $1.00 per share, in the case of certain equity issuances by the Company at prices below the then-existing conversion rate before November 13, 2014.

        Interest under the Facility and the 1% commitment fee may also be satisfied by the issuance of shares at RCF's election, in each case valued at the volume weighted average price of the Company's common stock for the twenty trading days preceding the most recent quarter end date before the issuance of such shares. If interest were to accrue on the full amount available under the Facility through December 31, 2016, and the Company's shares issued in satisfaction thereof were valued at $2.60 per share, the Company estimates that it would issue approximately 836,859 shares in satisfaction of interest under the Facility for amounts accrued from April 1, 2014 through maturity. Similarly, if the full commitment fee through April 30, 2014 is satisfied through the issuance of common stock valued at $2.60 per share, the Company estimates that it would issue approximately 3,206 shares in satisfaction of the commitment fee for the period from April 1, 2014 through April 30, 2014. The foregoing amounts could increase significantly if the value of the Company's common stock decreases. This prospectus covers up to 1,100,000 shares that may be issuable in the future in satisfaction of interest and the 1% commitment fee, which equates to a valuation of approximately $2.00 per share, to allow for a stock price decrease.

        If the Company were to issue all of the foregoing 3,916,988 shares upon conversion of the Facility and in satisfaction of interest and fees under the Loan Agreement (assuming a valuation of $2.60 per share), RCF's ownership in the Company would increase from approximately 27.0% (which consists solely of shares actually owned by as of April 30, 2014) to approximately 36.9%. If the Company were to issue all 4,361,066 shares issued or issuable under the Loan Agreement that are covered by this prospectus (which assumes a valuation of approximately $2.00 per share for future interest and fee shares), RCF's beneficial ownership would increase to approximately 37.5%.

        Representations, Warranties and Covenants.    The Loan Agreement contains customary representations, warranties and covenants, including, without limitation, the following significant covenants:

  •
  The Company is subject to a work program and budget established by the Board of Directors and approved by RCF, and most expenditures not included therein require approval by the Board of Directors and RCF.

  •
  With limited exceptions, the Company may not, without RCF's approval, (i) incur indebtedness, (ii) engage in mergers, acquisitions, dispositions and similar transactions, (iii) enter into sales, royalty, off-take and similar agreements, and (iv) enter into or modify agreements material to the Company.

  •
  The Company may not pay dividends without RCF's consent.

        Events of Default.    The following constitute Events of Default under the Loan Agreement:

  •
  nonpayment of amounts due under the Loan Agreement;

  •
  failure to observe or perform the covenants set forth in the Loan Agreement;

  •
  any representation or warranty in the Loan Agreement shall prove to be incorrect, incomplete or misleading when made;

  •
  defaults under material agreements and indebtedness in excess of $100,000;

  •
  bankruptcy and insolvency events;

  •
  final judgments in excess of $100,000;

  •
  the failure of the security interests securing the Company's obligations under the Loan Agreement;

  •
  the Company's creditors seize assets valued at above $100,000;

  •
  expropriation or condemnation of the Company's projects;

  •
  certain adverse regulatory actions;

  •
  the abandonment or termination of development or operations at certain material projects;

  •
  a material adverse change in the Company or any material project;

  •
  a change in control of the Company or its subsidiaries;

  •
  the suspension or delisting of the Company's common stock from NASDAQ; and

  •
  a default under the Stockholders' Agreement or Registration Rights Agreement between the Company and RCF.

        Certain Control and Participation Rights.    So long as any obligations remain outstanding under the Loan Agreement, RCF will have the right to nominate two individuals to serve on the Company's Board of Directors. Currently, Tracy A. Stevenson and Mark K. Wheatley serve as RCF's designees to the Company's Board of Directors. RCF also has the right to participate in offerings of equity or equity-linked securities by the Company in proportion to its percentage ownership (assuming conversion of amounts drawn under the Loan Agreement) of the shares of the Company's common stock.

        The foregoing description of the Loan Agreement is qualified in its entirety by reference to the Loan Agreement, a copy of which is incorporated by reference herein.

Thomas H. Ehrlich

        On August 2, 2013, Thomas H. Ehrlich, the Company's former Chief Financial Officer, filed a complaint against the Company in the District Court of Denton County, Texas, Cause No. 2013 61011 393. The complaint alleges that the Company breached a compensation agreement between the Company and Mr. Ehrlich that provided for certain payments to Mr. Ehrlich upon certain change in control events. On August 13, 2013, the Company filed a general denial of the allegations contained in the complaint. On November 4, 2013, Mr. Ehrlich moved for partial summary judgment and the Company cross moved on November 22, 2013. On December 13, 2013, the District Court heard the parties' motions, denied summary judgment for both parties, and directed discovery to commence. The Court also ruled that Mr. Ehrlich was entitled to his litigation costs and expenses, including attorneys' fees, under the indemnification provisions of the compensation agreement, but the Court did not award any specific costs, expenses or fees.

        On January 28, 2014, the Company invoked the Texas statutory settlement procedures, and, thereafter, a series of confidential settlement communications began between the Company and Mr. Ehrlich. On February 27, 2014, the Company and Mr. Ehrlich participated in a confidential mediation session designed to settle the case. On April 15, 2014, the Company and Mr. Ehrlich entered into a Settlement Agreement and General Release, under the terms of which Mr. Ehrlich agreed to dismiss his claims in his lawsuit with prejudice in exchange for the payment by the Company of Mr. Ehrlich's attorneys' fees in the amount of $50,000 and for the issuance by the Company to Mr. Ehrlich of 119,231 shares of common stock, which shares are covered by this prospectus. The shares were issued to Mr. Ehrlich pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act.

        Mr. Ehrlich originally joined the Company in 1987 as Controller—Public Reporting. After a brief absence to work for Affiliated Computer Services, Inc., he rejoined the Company in 1995 and eventually served as Vice President, Chief Financial Officer, Secretary and Treasurer of the Company until his resignation in June 2013.

Shares Covered by this Prospectus

        We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from the selling stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate. In the case of RCF, we have agreed to maintain the effectiveness of this registration statement until the earlier of (i) the first date on which all of the shares covered by this prospectus are sold pursuant to an effective registration statement registering such securities for resale, or (ii) the first date on which the shares covered by this prospectus cease to be "registrable securities," which is defined generally as the date all such shares have been sold pursuant to Rule 144 or an effective registration statement or are held by a non-affiliate of the Company and may be sold pursuant to Rule 144 without being subject to volume or other restrictions set forth in Rule 144 under the Securities Act.

        The following table sets forth:

  •
  the name of the selling stockholders;

  •
  the number and percent of shares of our common stock that the selling stockholders beneficially own prior to the offering for resale of the shares under this prospectus;

  •
  the number of shares of our common stock that may be offered for resale for the account of the selling stockholders under this prospectus; and

  •
  the number and percent of shares of our common stock to be beneficially owned by the selling stockholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling stockholders).

        The number of shares in the column "Number of Shares Being Offered" represents all of the shares that each selling stockholder may offer under this prospectus. We do not know how long the selling stockholders will hold the shares before selling them or how many shares they will sell and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the resale shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders listed below.

        This table is prepared solely based on information supplied to us by the listed selling stockholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the resale shares. The applicable percentages of beneficial ownership are based on an aggregate of 24,768,805 shares of our common stock issued and outstanding on April 30, 2014.

	Shares Beneficially Owned Prior to Offering					Shares Beneficially Owned After Offering
				Number of Shares Being Offered
Stockholder	Number		%			Number		%
Resource Capital Fund V L.P.(1)(2)	9,755,081	(3)	35.0	4,361,066	(4)	6,494,015	(5)	22.4%
Thomas H. Ehrlich	154,130		*	119,231		34,899		*

TOTAL	9,909,211			4,480,297		6,528,914

*
Less than 1%

(1)
RCF reported that, as of February 5, 2014, each of RCF, its general partner, Resource Capital Associates V L.P. ("Associates V"), and the general partner of Associates V, RCA V GP Ltd. ("RCA V"), may be deemed to have sole voting and dispositive power over 8,555,498 shares of our common stock. The investment and voting control of RCA V is exercised by Messrs. Ryan T. Bennett, Ross R. Bhappu, Russ Cranswick, James McClements, Henderson G. Tuten and Ms. Sherri Croasdale (collectively, the "Principals"). Each of the Principals disclaims beneficial ownership of the shares listed, except to the extent of each of their pecuniary interest therein. Such information is based upon a Schedule 13D/A filed February 7, 2014. In addition, RCF reported the acquisition of 45,737 shares of our common stock on April 10, 2014 on a Form 4 filed April 14, 2014. RCF's beneficial ownership also reflects shares issuable upon conversion of $3.0 million principal amount drawn under the Facility on April 30, 2014.

(2)
Pursuant to the Stockholders' Agreement and Loan Agreement, RCF is entitled to have two designees placed in nomination for seats on the Company's Board of Directors so long as (i) RCF and its affiliates own or hold shares of common stock which in the aggregate exceed 25% of the Company's issued and outstanding common stock or (ii) any obligations remain outstanding under the Loan Agreement. Tracy A. Stevenson and Mark K. Wheatley currently serve as RCF's designees on the Company's Board of Directors.

(3)
Includes 3,076,923 shares issuable upon conversion of $8.0 million outstanding under the promissory note relating to the Loan Agreement, but excludes shares that may be issuable in satisfaction of interest and fees under the Loan Agreement since no interest or fee payments mature in the 60 days after April 30, 2014.

(4)
Consists of (i) 3,076,923 shares issuable upon conversion of $8.0 million principal amount outstanding under the promissory note relating to the Loan Agreement at a conversion rate of $2.60 per share; (ii) 117,188 shares issued on February 4, 2014 in satisfaction of a $300,000 establishment fee under the Loan Agreement, valued at $2.56 per share; (iii) 21,218 shares issued on February 4, 2014 in satisfaction of interest on amounts drawn under the Facility through December 31, 2013 and a 1% commitment fee on undrawn amounts under the Facility through December 31, 2013, valued at $2.97 per share; (iv) 45,737 shares issued on April 10, 2014 in satisfaction of interest on amounts drawn under the Facility and the 1% commitment fee on undrawn amounts under the Facility during the first quarter of 2014, valued at $3.02 per share; and (v) up to 1,100,000 shares that may be issuable in the future in satisfaction of interest on amounts drawn under the Facility from April 1, 2014 through maturity on December 31, 2016 and the 1% commitment fee on undrawn amounts under the Facility from April 1, 2014 through April 30, 2014, all of which shares will be valued at the volume weighted average price of the Company's common stock for the twenty trading days preceding the most recent quarter end date before the issuance of such shares.

(5)
All of such shares have been previously registered for resale pursuant to registration statements declared effective October 11, 2012 and May 2, 2013. If all of the shares registered under those registration statements were sold, RCF would not beneficially own any shares of the Company's common stock.

PLAN OF DISTRIBUTION

        The selling stockholders, which term includes their transferees, pledgees or donees or their successors-in-interest, may sell the shares being offered from time to time in one or more transactions:

  •
  on the NASDAQ Capital Market or otherwise;

  •
  in ordinary brokers' transactions, which may include long or short sales;

  •
  in transactions involving cross or block trades or otherwise in the over-the-counter market;

  •
  through broker-dealers, who may act as agents or principals;

  •
  in "at the market" offerings to or through market makers into an existing market for the shares;

  •
  in other ways not involving market makers or established markets, including direct sales to purchasers in negotiated transactions;

  •
  through a bidding or auction process;

  •
  through one or more underwriters on a firm commitment or best efforts basis;

  •
  through the writing of options, swaps or other derivatives, whether listed on an exchange or otherwise; or

  •
  through a combination of such methods of sale or by any other legally available means.

        In addition, subject to compliance with applicable law, the selling stockholders may enter into option, derivative or hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling stockholders, and any related offers or sales of shares may be made under this prospectus. In some circumstances, for example, the selling stockholders may write call options, put options or other derivative instruments with respect to the shares, which they settle through delivery of the shares. These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus, and that broker, dealer or other financial institution may resell those shares under this prospectus.

        The selling stockholders may sell the shares at market prices prevailing at the time of sale, at prices related to those market prices, at negotiated prices or at fixed prices, which may be changed from time to time. The selling stockholders also may sell the shares pursuant to Rule 144 or other available exemptions adopted under the Securities Act. The selling stockholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers. The broker-dealers may act as agents or principals. Broker-dealers, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares, or both. The compensation of any particular broker-dealer, underwriter or agent may be in excess of customary commissions. Any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation. Because the selling stockholders and broker-dealers that participate with the selling stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act.

        The selling stockholders may donate, pledge or otherwise transfer their shares in a non-sale related transaction to any person so long as the transfer complies with applicable securities laws. As a result, donees, pledgees, transferees and other successors in interest that receive such shares as a gift, distribution or other non-sale related transfer may offer shares of common stock under this prospectus.

        The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

        The shares will be sold through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities may occur, they will be described in an applicable prospectus supplement or a document incorporated by reference to the extent required. We will make copies of this prospectus available to the selling stockholders and have informed them that if either is deemed to be an underwriter, such selling stockholder will need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        We will receive no proceeds from the sale of shares by selling stockholders pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares, except that the selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. We will indemnify the selling stockholders, and the selling stockholders will indemnify us, and may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares, against certain liabilities, including liabilities arising under the Securities Act.

        Upon notification to us by the selling stockholders that any material arrangement has been entered into with a broker-dealer or other agent for the sale or purchase of shares, including through a block trade, special offering, exchange distribution, secondary distribution, or purchase by a broker or dealer, we will file a supplement to this prospectus, if required, disclosing:

  •
  the name of the participating broker-dealers;

  •
  the number of shares involved;

  •
  the price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

  •
  that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

        A prospectus supplement or document incorporated by reference may be filed to disclose additional information with respect to any sale or other distribution of the shares.

 DESCRIPTION OF COMMON STOCK

        Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share. As of April 30, 2014, approximately 24.8 million shares of our common stock were issued and outstanding, all of which are fully paid and non-assessable. In addition, there were approximately 0.6 million shares of our common stock issuable upon exercise of outstanding stock options and upon vesting of outstanding restricted stock units and approximately 3.1 million shares of our common stock issuable upon conversion of the $8.0 million outstanding under the Loan Agreement. Our common stock is currently traded on the NASDAQ Capital Market under the symbol "URRE."

        Under the Stockholders' Agreement between RCF and the Company dated March 1, 2012, as subsequently modified by the Bridge Loan Agreement and the Loan Agreement, RCF is entitled to have two designees placed in nomination for seats on the Company's Board of Directors so long as (i) RCF and its affiliates own or hold shares of common stock which in the aggregate exceed 25% of the Company's issued and outstanding common stock or (ii) any obligations remain outstanding under the Loan Agreement. If at any time RCF and its affiliates own or hold less than 25% of the Company's issued and outstanding common stock and no obligations remain outstanding under the Loan Agreement, RCF will still be entitled to have one designee placed in nomination for a seat on the Company's Board of Directors so long as RCF and its affiliates own or hold shares of common stock which in the aggregate exceed 10% of the Company's issued and outstanding common stock. Tracy A. Stevenson and Mark K. Wheatley currently serve as RCF's designees on the Company's Board of Directors. In addition, RCF has the right under the Stockholders' Agreement and Loan Agreement to participate in future equity offerings by the Company in proportion to its percentage ownership (assuming conversion of amounts drawn under the Loan Agreement) of the shares of the Company's common stock.

        There are no other preemptive, subscription, conversion or redemption rights pertaining to our common stock. The absence of preemptive rights could result in a dilution of the interest of existing stockholders should additional shares of common stock be issued. Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of assets legally available therefore and to share ratably in our assets upon liquidation.

        Each share of our common stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than fifty percent of all of the outstanding shares of our common stock can elect all of the directors. Matters to be voted upon by the holders of our common stock require the affirmative vote of a majority of the votes cast at a stockholders meeting at which a quorum is present. The presence, in person or by proxy, of the holders of one-third of our outstanding shares is necessary to constitute a quorum at a stockholders meeting.

        Corporate Stock Transfer, Inc., Denver, Colorado is the transfer agent and registrar for our common stock.

LEGAL MATTERS

        The validity of the common stock offered by this prospectus will be passed upon for us by Hogan Lovells US LLP, Denver, Colorado.

EXPERTS

        The consolidated financial statements of Uranium Resources, Inc. for the fiscal years ended December 31, 2013 and 2012 incorporated by reference in this prospectus and registration statement have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their report, incorporated by reference herein, and are incorporated by reference in reliance upon that report given on the authority of Hein & Associates LLP as experts in accounting and auditing.

        The information regarding our uranium mineralized materials in New Mexico incorporated by reference in this prospectus is included in reliance on the report submitted by Behre Dolbear & Company (USA), Inc., an independent private mining consulting firm, and has been included herein in reliance on the authority of such firm as experts in geology and engineering.

        The information related to our properties that constitute the Cibola Project, Ambrosia Lake Project and Edgemont Project including non-reserved mineralized material incorporated by reference in this prospectus and registration statement is included in reliance on the following independent technical reports, each of which were completed by Broad Oak Associates, an independent engineer: (i) the Technical Report on the Uranium Resources at The Ambrosia Lake Uranium Project, McKinley County, New Mexico, USA, dated January 18, 2011; (ii) the Technical Report on the Uranium Resources at The Cibola Project, Cibola, McKinley and Sandoval Counties, New Mexico, USA, dated January 14, 2011; and (iii) the Technical Report on the Uranium Resources on The Edgemont Uranium Project, Fall River County, South Dakota, USA, dated January 18, 2011, and has been incorporated by reference herein in reliance on the authority of such firm as experts in geology and engineering.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 100 F Street, N.E., Washington, District of Columbia 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to the public from commercial retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information filed by us with the SEC are also available at our website. The address of the Company's website is www.uraniumresources.com. Information contained on our website or that can be accessed through our website is not incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate information into this prospectus "by reference," which means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. These documents contain important information about the Company and its financial condition, business and results.

        We are incorporating by reference the Company's filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the termination of the offering, except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 as an exhibit thereto:

  •
  the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the "2013 Form 10-K"), filed with the Commission on March 27, 2014;

  •
  those portions of the Company's definitive proxy statement for the 2014 Annual Meeting of Stockholders that are incorporated by reference into the 2013 Form 10-K, filed with the SEC on April 25, 2014;

  •
  the Company's Current Reports on Form 8-K filed on February 4, 2014, February 7, 2014, February 12, 2014, March 5, 2014 and April 30, 2014 (except that any portions thereof which are furnished and not filed shall not be deemed incorporated); and

  •
  the description of our common stock contained in our Form 8-A filed on April 11, 2007, including any amendments or reports filed for the purpose of updating the description.

        We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered a copy of any and all of the documents referred to herein that are summarized in this prospectus, if such person makes a written or oral request directed to:

Uranium Resources, Inc.
6950 South Potomac Street, Suite 300
Centennial, Colorado 80112
Attn: Jeffrey L. Vigil
(303) 531-0470

PART II
INFORMATION NOTE REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by Uranium Resources, Inc. (the "Company"). All of such fees and expenses, except for the Securities and Exchange Commission ("SEC") registration fee, are estimated:

SEC registration fee	$1,544
Legal fees and expenses	10,000
Accounting fees and expenses	5,000
Miscellaneous fees and expenses	10,000

Total Expenses	$26,544

Item 15.    Indemnification of Directors and Officers.

        Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of his service as a director or officer of the corporation, or his service, at the corporation's request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees) that are actually and reasonably incurred by him ("Expenses"), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred by him, in connection with the defense or settlement of such action, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Although Delaware law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the Court of Chancery (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The Delaware General Corporation Law (the "DGCL") also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful in any proceeding covered by the statute. In addition, the DGCL provides the general authorization of advancement of a director's or officer's litigation expenses in lieu of requiring the authorization of such advancement by the board of directors in specific cases, and that indemnification and advancement of expenses provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or otherwise.

        Our Restated Bylaws and Restated Certificate of Incorporation provide for indemnification of our directors and officers and for advancement of litigation expenses to the fullest extent permitted by current Delaware law. In addition, the Company has entered into indemnification agreements with certain directors and officers that provide for indemnification and advancement of litigation expenses to fullest extent permitted by the DCGL.

        We maintain a policy of directors and officers liability insurance which reimburses us for expenses which we may incur in connection with the foregoing indemnity provisions and which may provide direct indemnification to directors and officers where we are unable to do so.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to our directors, officers and controlling persons pursuant to the above, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16.    Exhibits.

        The exhibits listed in the Exhibit Index immediately preceding the exhibits are filed as part of this registration statement on Form S-3.

Item 17.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    provided, however, that subparagraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act to any purchaser:

  (i)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (5)
  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Centennial, State of Colorado, on the 30th day of April, 2014.

URANIUM RESOURCES, INC.
By:	/s/ JEFFREY L. VIGIL
	Name:	Jeffrey L. Vigil
	Title:	Vice President—Finance and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Messrs. Christopher M. Jones and Jeffrey L. Vigil and each of them severally as such person's true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might, or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTOPHER M. JONES Christopher M. Jones	President, Chief Executive Officer and Director (Principal Executive Officer)	April 30, 2014
/s/ JEFFREY L. VIGIL Jeffrey L. Vigil	Vice President—Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	April 30, 2014
/s/ PAUL K. WILLMOTT Paul K. Willmott	Director and Chairman	April 30, 2014

Signature	Title	Date

/s/ TERENCE J. CRYAN Terence J. Cryan	Director	April 30, 2014
/s/ MARVIN K. KAISER Marvin K. Kaiser	Director	April 30, 2014
Tracy A. Stevenson	Director
/s/ MARK K. WHEATLEY Mark K. Wheatley	Director	April 30, 2014

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of the Company, dated February 15, 2004 (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form SB-2 filed July 26, 2004, SEC File No. 333-117653).
4.1.1	Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1.1 to the Company's Current Report on Form 8-K/A filed on December 7, 2007).
4.1.2
Second Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on January 28, 2013).
4.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on August 2, 2013).
4.3
Stockholders' Agreement, dated as of March 1, 2012, by and between the Company and Resource Capital Fund V L.P. (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on March 7, 2012).
4.4
Bridge Loan Agreement, dated December 17, 2012, by and among the Company, the subsidiaries of the Company from time to time party thereto, and Resource Capital Fund V L.P. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on December 19, 2012).
4.5
Registration Rights Agreement, dated as of March 1, 2012, by and between the Company and Resource Capital Fund V L.P. (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed on March 7, 2012).
4.6
Loan Agreement, dated November 13, 2013, among the Company, those subsidiaries of the Company from time to time party hereto, and Resource Capital Fund V L.P. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on November 19, 2013).
4.7
Amendment No. 1 to Loan Agreement, dated April 29, 2014, among the Company, those subsidiaries of the Company from time to time party hereto, and Resource Capital Fund V L.P. (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on April 30, 2014).
5.1	Opinion of Hogan Lovells US LLP as to the legality of the securities being registered.
23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).
23.2	Consent Hein & Associates LLP.
23.3	Consent of Behre Dolbear & Company (USA), Inc.
23.4	Consent of Broad Oak Associates.
24	Power of Attorney (included on signature page).